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                                                                    EXHIBIT 23.3


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of El Paso Corporation on Form S-3 of our report dated March 19, 2001 (March 28, 2003 as to the effects of reclassifications related to the adoption of net reporting for trading activities and discontinued operations as discussed in notes 1 and 9, respectively), appearing in the Annual Report on Form 10-K of El Paso Corporation for the year ended December 31, 2002, related to the financial statements of El Paso CGP Company (formerly The Coastal Corporation) and subsidiaries not presented separately therein.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


DELOITTE & TOUCHE LLP
Houston, Texas
June 9, 2003